Exhibit 99.1

Dollar Tree, Inc. Announces Annual Meeting Results

CHESAPEAKE, Va. — June 14, 2012 — Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of discount variety stores selling everything for $1 or less, held its Annual Meeting of Shareholders at The Founders’ Inn, in Virginia Beach, Virginia, on Thursday, June 14, 2012.

Shareholders re-elected Arnold S. Barron, Macon F. Brock, Jr., Mary Anne Citrino, J. Douglas Perry, Thomas A. Saunders III,  Thomas E. Whiddon, and Carl P. Zeithaml to serve on the Board of Directors. Each of these Directors received a majority of the votes cast at the Meeting.

In addition, shareholders passed a proposal to approve, on an advisory basis, the Compensation of the Company’s Named Executive Officers and ratified the selection of KPMG as the Company’s Independent Registered Public Accounting Firm. Both of these proposals received a majority of votes cast at the Meeting.

Dollar Tree, a Fortune 500 Company, operated 4,451 stores in 48 states and 5 Canadian Provinces as of April 28, 2012, with total retail selling square footage of 38.6 million. To learn more about the Company, visit www.DollarTree.com.

CONTACT:
Dollar Tree, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com